Exhibit 19.1

BEIGENE, LTD.

INSIDER TRADING POLICY

This Insider Trading Policy of BeiGene, Ltd. and its subsidiaries (collectively, the “Company”) sets forth the Company’s policies for trading in the Company’s securities. Insider trading occurs when a person takes information about the Company, its customers, suppliers, or others with which the Company does (or may do) business that the public does not know and that was obtained through his or her involvement with the Company and (i) uses that information to make decisions to purchase, sell, give away, or otherwise trade in Company securities or (ii) provides that information to others outside the Company who might trade on the basis of that information. This Insider Trading Policy is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, to help Company personnel avoid the severe consequences associated with violations of insider trading laws and to ensure compliance with state and federal securities laws, the Hong Kong Model Code for Securities Dealings by Directors of Listed Issuers set out in Appendix 10 to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and certain provisions of the Securities and Futures Ordinance (Cap. 571) (together, the “Hong Kong Securities Trading Requirements”), and relevant provisions of the Securities Law of the People’s Republic of China, the Rules Governing the Listing of Stocks on Science and Technology Innovation Board of the Shanghai Stock Exchange and other relevant laws and regulations on A-shares (together, the “A-Share Listing Rules”). The Company has designated the Senior Vice President and General Counsel as its insider trading compliance officer (the “Insider Trading Compliance Officer”). It is your obligation to understand and comply with this Insider Trading Policy. Please contact the Insider Trading Compliance Officer if you have any questions regarding the policy. With respect to any matter relating to this Insider Trading Policy, if you are unable to contact the Insider Trading Compliance Officer or do not feel comfortable discussing the matter with the Insider Trading Compliance Officer, you may contact the Chief Financial Officer. The Company has also adopted Special Trading Procedures for Insiders (the “Trading Procedures”) that set forth policies regarding blackout windows, short sales and margin calls, derivatives, hedging transactions, pledges, gifts, pre-clearance procedures, waivers, and requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

OVERVIEW OF GENERAL RULES

1.Don’t trade while in possession of material, nonpublic information.
2.When in doubt about whether you have material, nonpublic information, pre-clear your trade with the Insider Trading Compliance Officer.
3.Don’t give “tips” or otherwise share nonpublic information with others.
4.Don’t discuss Company information with the public, including with the press or analysts, with customers or suppliers, or online (including social media) unless required for your job.
5.Don’t allow your family members (or family trust administrators) or any members of your household to violate this policy.

A. Who is covered by this Insider Trading Policy?
This Insider Trading Policy is applicable to directors, supervisors, officers, employees and consultants of the Company. The same restrictions that apply to you also apply to your spouse, significant other, child, parent or other family member, in each case living in the same household, and to any investment fund, trust, retirement plan, partnership, corporation or other entity over which you have the ability to influence or direct investment decisions concerning the Company’s securities. It will continue to apply following the termination of a covered person’s service to or employment with the Company until all material, nonpublic information possessed by that person has become public or ceases to be material. Everyone subject to this Insider Trading Policy is responsible for ensuring compliance by everyone affiliated with them. This Insider Trading Policy extends to all activities within and outside an individual’s Company duties.
Members of the Company’s Board of Directors (the “Board”) and designated officers, employees and consultants must also comply with the Trading Procedures, which are in addition to and are deemed a part of this Insider Trading Policy. The individuals who are required to comply with the Trading Procedures will be designated from time to time and notified of their status by the Insider Trading Compliance Officer. Generally, the Trading Procedures require pre-clearance of all transactions in the Company’s securities by those it covers.
B. What is Prohibited by this Insider Trading Policy?
It is generally illegal for any director, supervisor, officer, employee or consultant of the Company to buy or sell the securities of the Company or derivatives relating to the securities of the Company, whether on the Nasdaq, The Stock Exchange of Hong Kong Limited (the “Hong Kong Stock Exchange”), or the Shanghai Stock Exchange, while in the possession of material, nonpublic information about the Company. It is also generally illegal for any director, supervisor, officer, employee or consultant of the Company to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. This includes giving trading advice, for example, “I am not going to share information with you, but I would sell those shares if I were you …”. These activities are commonly referred to as “insider trading.” Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.
Prohibited Activities
When you know or are in possession of material, nonpublic information about the Company, you generally are prohibited from:

•trading in the Company’s securities, which include ordinary shares, any other type of securities that the Company may issue (such as preferred shares, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities. “Trading” includes any acquisition, disposal or transfer of, or offer to acquire, dispose of or transfer, or creation of a pledge, charge or any other security interest in, any securities of the Company or any entity whose assets solely or substantially comprise securities of the Company, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer securities, or any interest in securities, of the Company or any such entity, in each case whether or not for consideration and any agreements to do any of the foregoing, and “trade” shall be construed accordingly;
•having others trade for you in the Company’s securities;
•giving trading advice about the Company other than advising others not to trade if doing so might violate the law or this Insider Trading Policy; and
•disclosing material, nonpublic information about the Company to anyone who might then trade or recommending to anyone that they purchase or sell the Company’s securities when you are aware of material, nonpublic information (these practices are known as “tipping”).
This Insider Trading Policy does not apply to (i) an exercise of an employee share option or a warrant when payment of the exercise price is made in cash or (ii) the vesting of restricted shares or restricted share units when withholding tax that is due is paid in cash. This Insider Trading Policy does apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of an option or warrant, any sale of shares as part of a broker-assisted cashless exercise of an option or warrant, or any other market sale for the purpose of raising the cash needed to pay the exercise price of an option or warrant or the withholding tax due upon vesting of restricted shares or restricted share units.
These prohibitions continue whenever and for as long as you possess material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
Definition of Material, Nonpublic Information
This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.”
What is “Material” Information?
Information about the Company is “material” if (i) it could reasonably be expected to affect the investment or voting decisions of a shareholder or investor or (ii) the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While identifying all information that would be deemed “material” is not possible, the following types of information may be considered material:

•information related to clinical trials or the expected timing of announcing the results of clinical trials;
•information related to filings by the Company or decisions by regulatory authorities regarding the Company’s product candidates;
•projections of future earnings or losses or other earnings guidance;
•potential restatements of the Company’s financial statements, changes in auditors or a notification from the Company’s auditors that the Company may no longer rely on an auditor’s audit report;
•pending or proposed strategic transactions, mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board;
•actual or threatened litigation or governmental investigations or their developments;
•developments regarding product candidates, customers, suppliers, orders, contracts or financing sources (e.g., the entering into or termination of a contract);
•changes in dividend policy, declarations of share splits, or public or private sales of additional securities;
•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•bankruptcies or receiverships of the Company.
The U.S. Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality and even very small quantitative changes can be qualitatively material if they would result in a change in the price of the Company’s securities.
What is “Nonpublic” Information?
Material information is “nonpublic” if it has not been disseminated in a manner making it generally available to investors. To show that information is public, one must be able to point to a fact that establishes that the information has become publicly available, such as the filing of a report with the SEC or an announcement made on the website of the Hong Kong Stock Exchange or the Shanghai Stock Exchange, the distribution of a press release through a widely disseminated news or wire service, or the posting of the information on the Company’s external website. Once nonpublic information is widely disseminated, adequate time must elapse for the market as a whole to absorb the information.
For the purposes of this Insider Trading Policy, information is considered public after the close of trading on the first full trading day following the Company’s public release of the information. For example, if the Company announces material information before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces material information after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday.

C. What are the Restrictions on the Use of Social Media, Electronic Bulletin Boards, Internet Chat Rooms or Websites?
While the Company encourages its shareholders and potential investors to obtain as much information as possible about the Company, the Company believes that information should come from its publicly-filed SEC reports, announcements and reports released on the website of the Hong Kong Stock Exchange or the Shanghai Stock Exchange, press releases and the Company’s external website or from a designated Company spokesperson, rather than from speculation or unauthorized disclosures by the Company’s directors, supervisors, officers, employees or consultants. For this reason, the Company has designated certain members of management to respond to inquiries regarding the Company’s business and prospects. This centralization of communication is designed to ensure that the information the Company discloses is accurate. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process increase the risk to the Company, as well as to the individual responsible for the communication, of civil and criminal liability.
Discussions on the Internet, particularly through social media, about companies and their business prospects have become common and pose an inherently greater risk due to the size of the audience they can reach and the speed of dissemination. These forums have the potential to move a share price significantly and very rapidly – yet information disseminated through the Internet and social media forums often is unreliable and may be deliberately false. The SEC has investigated and prosecuted many fraudulent schemes involving communications in these forums. You may learn of information about the Company on the Internet that you believe is harmful or inaccurate or information that you believe is true or beneficial to the Company. Although you may have a natural tendency to deny or confirm that information on an electronic bulletin board or in a chat room, any response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and/or to the Company.
The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this Insider Trading Policy prohibits you from discussing material, nonpublic information about the Company with anyone, including other employees or consultants, except as required in the performance of your job. You should not under any circumstances provide information or discuss matters involving the Company with the news media, any broker-dealer, analyst, investment banker, investment advisor, institutional investment manager, investment company or shareholder, even if you are contacted directly by such persons, without express authorization from the Insider Trading Compliance Officer. This restriction applies whether or not you identify yourself as associated with the Company. You should refer all such contacts or inquiries to the Insider Trading Compliance Officer.
D. What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys Office, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.
The penalties for violating insider trading or tipping rules can be severe and include:

•disgorgement of all profit gained or loss avoided by trading;
•payment of loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold securities of the same class;
•payment of criminal penalties for individuals of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties up to the greater of $1,275,000 or three times the profit made or loss avoided, as well as criminal penalties up to $25,000,000, and could be subject to private lawsuits.
The Hong Kong Securities Trading Requirements and the A-Share Listing Rules impose additional penalties for insider trading violations.
A violation of this Insider Trading Policy, any US federal or state insider trading laws, the Hong Kong Securities Trading Requirements or the A-Share Listing Rules may subject the violator to disciplinary action by the Company including termination. The Company reserves the right to determine, in its own discretion and regardless of whether the conduct violates applicable law, whether this Insider Trading Policy has been violated. The Company is not required to await the filing or conclusion of a civil or criminal action before taking disciplinary action.
E. Does the Company have any Other Policies Regarding Confidential Information?
The Company also has strict policies relating to safeguarding the confidentiality of its proprietary information. These policies include procedures for identifying, marking and safeguarding confidential information. They also include employee confidentiality agreements. You should comply with these policies at all times.
F. How Do You Report a Violation of this Insider Trading Policy?
If you violate this Insider Trading Policy, any US federal or state laws governing insider trading, the Hong Kong Securities Trading Requirements or the A-Share Listing Rules, or know of any such violation by any director, supervisor, officer, employee or consultant of the Company, you must report the violation immediately to the Insider Trading Compliance Officer. However, if the conduct in question involves the Insider Trading Compliance Officer, you should raise the matter with the Company’s Chief Financial Officer.
G. Is This Insider Trading Policy Subject to Modification?
The Company may at any time change this Insider Trading Policy or adopt such other policies or procedures that it considers appropriate to carry out the purposes of its policies regarding insider trading and the disclosure of Company information. The Company will provide you notice of any such change by regular or electronic mail (or other delivery option used by the Company). You will be deemed to have received, be bound by and agree to revisions of this Insider Trading Policy when the revisions have been delivered to you.

H. Responsibilities Regarding the Nonpublic Information of Other Companies
    In the course of providing services to the Company, you may become aware of material, nonpublic information regarding the Company’s licensors, collaborators, suppliers, service providers, distributors, vendors and competitors. You are responsible for not violating insider trading laws with respect to that information, including through any unauthorized disclosure or other misuse of that information as well as insider trading and tipping based on that information.

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Your failure to observe this Insider Trading Policy could lead to significant legal problems, including fines, administrative penalties and/or imprisonment, and could have other serious consequences, including the termination of your employment or service relationship with the Company.